PROSPECTUS                 Pricing Supplement No. 3141
Dated January 10, 1995     Dated May 29, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)
Trade Date: May 29, 1998

Settlement Date (Original Issue Date):  June 3, 1998

Maturity Date:  June 3, 1999

Principal Amount (in Specified Currency):  US$330,000,000

Price to Public (Issue Price):      The Notes are being purchased
                         by  the Underwriter at 100.00% of  their
                         principal  amount and will  be  sold  at
                         varying prices to be determined  at  the
                         time  of sale.  For any Notes sold  with
                         more   than  a  de  minimis  amount   of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission:     The  Notes will  be  sold  at
                         varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer (in Specified Currency):  US$330,000,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
  _ Federal Funds Rate (See "Additional Terms - Interest" below)
  _ LIBOR   X Prime Rate  _ Treasury Rate
  _ Other (See "Additional Terms - Interest" below)

  Spread (Plus or Minus):  minus 2.93%  Spread Multiplier:  N/A

  Index Maturity:  N/A             Index Currency:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                        (Floating Rate Notes)
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                         Pricing Supplement No. 3141
                         Dated May 29, 1998
                         Rule 424(b)(3)-Registration Statement
                         No. 333-07469

  Maximum Interest Rate:  N/A      Minimum Interest Rate:  N/A

  Interest Payment Period:         Quarterly

                         Interest   Payment  Dates:         Every
                         December   3,  March  3,  June   3   and
                         September  3,  commencing  September  3,
                         1998  and  on  the Maturity  Date  (with
                         respect to the period from and including
                         March  3, 1999 to but excluding June  3,
                         1999)

                         Initial Interest Rate Per Annum:   To be
                         determined on the Original Issue Date

   Interest Reset Periods and Dates:     Daily, on each  Business
   Day until the second Business Day
                         preceding any Interest Payment Date

                         Interest Determination Dates:       Each
                         Business  Day  except  that  the   daily
                         interest rate for each day in the period commencing two Business Days prior to any Interest Payment Date will equal the average of the Prime Rate as calculated for each day before such period

Form of Notes:

   X DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A



                         (Floating Rate Notes)
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                         Pricing Supplement No. 3141
                         Dated May 29, 1998
                         Rule  424(b)(3)-Registration  Statement
                         No. 333-07469
Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:
  Currency Base Rate:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General.

  At March 28, 1998, the Company had outstanding indebtedness totalling $138.313 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 28, 1998 excluding subordinated notes payable after one year was equal to $137.616 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Three Months Ended
     1993  1994  1995  1996 1997   March 28,1998
     1.62  1.63  1.51  1.53 1.48   1.54

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.



                         (Floating Rate Notes)
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                         Pricing Supplement No. 3141
                         Dated May 29, 1998
                         Rule  424(b)(3)-Registration  Statement
                         No. 333-07469

  Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Prime Rate:

  "Prime Rate" means, with respect to any Interest Determination Date, the rate as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication ("H.15(519))" set forth in the H.15(519) for that day under the heading "Bank Prime Loan". If prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date such rate is not yet published in the H.15(519), the rate for that Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates appear on the Reuters
  Screen US Prime 1 Page for that Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360 day year as of the close of business on such Interest Determination Date by three major money center banks in New York City selected by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates so quoted; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate will continue to be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen US Prime 1 Page" means the display page designated as "US Prime 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Plan of Distribution:

  The Notes are being purchased by Chase Securities Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.